Exhibit 16.1

(Letterhead of Cherry, Bekaert & Holland, L. L. P.)

August 26, 2004

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, NW

Washington, DC 20549

Dear Sir/ Madam:

We have read the comments in Item 4 (Section 4, Item 4.01 of the Form 8-K as amended by release 33-8400) of the Form 8-K filed by Security Land & Development Corporation (the Company) dated August 23, 2004, and are in agreement with the statements contained in the second, third, and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Cherry, Bekaert & Holland, L.L.P.